UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12
PrivateBancorp, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Set forth below is additional proxy solicitation material being sent to certain stockholders or used commencing May 24, 2011.

Additional Information Regarding Administration of Proposed 2011 Incentive Compensation Plan

Following the filing of our 2011 proxy statement, we have had a number of constructive conversations with our stockholders regarding our proposal for stockholders to approve the PrivateBancorp, Inc. 2011 Incentive Compensation Plan (“Plan”). To clarify management’s intention regarding the anticipated administration of the Plan, management will recommend to our Compensation Committee that:

•

The Plan be administered to achieve a three-year average annual unadjusted burn rate (calculated with equal weighting to option shares and full-value share awards) of not more than 2.50% (with such initial measurement to be for the three-year period ending December 31, 2011); and

•	Any performance shares granted pursuant to sections 6(d) or 6(e) of the Plan have a vesting term of no less than one year.

Management’s recommendation to the Compensation Committee will be made prior to May 24, 2012. Although management will recommend the foregoing provisions for the administration of the Plan, the Compensation Committee retains final discretion on all matters relating to administration of the Plan.

For more information regarding the Plan, please see our 2011 proxy statement dated April 14, 2011. The proxy statement and annual report may be viewed on line at www.edocumentview.com/pvtb.